Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (this “Agreement”) is dated as of February 29, 2016 (the “Effective Date”), by and among Anthony Smeraglinolo (the “Executive”), and Engility Holdings, Inc., a Delaware corporation (together with its Affiliates, the “Company”)
WHEREAS, Executive participates in the Company’s Change in Control Severance Plan, adopted by the Company on July 17, 2012 (the “CIC Severance Plan”); and
WHEREAS, the Company and Executive are entering into this Agreement in order to set forth their entire agreement with respect to Executive’s separation from services with the Company.
NOW THEREFORE, in consideration of the promises and mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound, hereby agree as follows:

I.	Entire Agreement
Except as otherwise stated in this Agreement, including, without limitation Section V.K (Survival) below, this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the Company and Executive with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Company and Executive relating to the termination of Executive’s employment with and separation from the Company and, as of the Effective Date, supersedes and extinguishes all other agreements, arrangements and understandings relating to the terms and conditions applicable to the termination of Executive’s employment, whether written, oral, express or implied, between or pertaining to the Company and Executive. Notwithstanding the foregoing the post-employment restrictions in Exhibit A to the CIC Severance Plan, including the modifications set forth herein (collectively, the “Restrictive Covenants” and, individually, a “Restrictive Covenant”) shall continue to survive Executive’s termination of employment, and Executive hereby agrees to strictly comply with such restrictions. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Company and Executive specifically referencing the provision or right being so changed or modified or waived.

II.	Termination of Employment and Resignation from Positions
Executive shall, without any further action, be deemed to have resigned, as of the Effective Date, as the Company’s Chief Executive Officer, President and member of the Company’s board of directors (the “Board”) and of all other officer and director positions with any of the Company’s Affiliates. Between the Effective Date and March 31, 2016 (the “Separation Date” and such period, the “Transition Period”), Executive shall remain employed by the Company, reporting directly to the Board, with such duties as may be reasonably assigned to him by the Board; provided, that, during the Transition Period, Executive shall have no authority to act on behalf of the Company or any of its Affiliates, shall not hold himself out as having such authority, nor shall Executive enter into any agreement or incur any obligations on behalf of the Company or any Affiliates, in each case, except as otherwise prescribed by the Board. As of the Separation Date, Executive’s employment with the Company shall be terminated and Executive shall, without further action, be deemed to have resigned from all positions of authority that Executive then holds with the Company (if any). Executive hereby agrees to promptly take all actions requested by the Company to effectuate his resignation from all positions held with the Company and any Affiliates. Executive represents that Executive will deliver to the Company all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (as defined in the CIC Severance Plan) or the business of the Company or its Affiliates which Executive possessed or had under his control on the Separation Date. Executive also represents that he will return all Company property in his possession, including security passes, keys, credit cards, identification cards and electronic devices.

III.	Payments and Benefits
On the Separation Date, Executive’s salary, benefits and other entitlements from the Company in respect of services rendered to, or employment with, the Company or any of its Affiliates through and including the Separation Date will end. As contemplated by the CIC Severance Plan and in consideration for Executive’s entering into this Agreement, including, without limitation, Executive’s agreement and Executive’s execution and delivery to the Company of the Release (as defined in Section III.J below), Executive shall be entitled to receive all of the payments and benefits described in the following provisions of this Section III, subject to Executive not revoking (or attempting to revoke) the Release before the expiration of the seven-day revocation period described therein (the “Release Date”). Executive acknowledges and agrees that he shall not be entitled to receive any payments or benefits with respect to or following his termination of employment with or separation from the Company other than those described in the following provisions of this Section III.
A.Unpaid Base Salary. As contemplated by Section 2(d) of the CIC Severance Plan, the Company shall pay to Executive, on the first regularly scheduled payroll date occurring after the Release Date, Executive’s accrued but unpaid base salary through the Separation Date (less applicable taxes).
B.2015 Bonus. As contemplated by Section 2(d) of the CIC Severance Plan, the Company shall pay to Executive a cash bonus (less applicable taxes) of $1,060,000 (the “2015 Bonus”), which is the annual bonus that Executive is entitled to pursuant to the 2015 short-term incentive compensation plan previously adopted and approved for all Company officers by the Compensation Committee of the Board, such payment to be made on or about March 11, 2016. Executive acknowledges and agrees that the 2015 Bonus was calculated on a basis consistent with past practice and that no adverse change to the assumptions or calculation methodology for determination the amount of such 2015 Bonus was made.
C.Severance Payments. As contemplated by Section 2(a)(1) of the CIC Severance Plan, and subject to Sections III.M (Limitation of Certain Payments) below, the Company shall pay to Executive an aggregate severance payment of $5,517,160 (less applicable taxes), representing the sum of (x) three (3) times Executive’s Annual Compensation (as such term is defined in the CIC Severance Plan) and (y) Executive’s Average Bonus multiplied by the Bonus Fraction (as each such term is defined in the CIC Severance Plan). Subject to Section V.N (Section 409A) below, such severance payment shall be payable as a lump sum on the first regularly scheduled payroll date occurring after the Release Date, which is within the 75 day payment period contemplated by Section 3 of the CIC Severance Plan. For the avoidance of doubt and notwithstanding anything to the contrary, Executive shall not be entitled to receive any other severance or separation pay or post-employment benefits under any other agreement, plan policy or arrangement, including, without limitation, pursuant to the Company’s Severance Plan adopted January 1, 2013 (the “Pre-CIC Severance Plan”).
D.Medical, Dental, and Life Insurance Benefit Continuation. Executive and, as applicable, Executive’s spouse and dependents (each as defined under the applicable program) shall be eligible to continued participation in the Company’s medical, dental, and life insurance coverage as contemplated by Section 2(b)(1) of the CIC Severance Plan.
E.Outplacement Services. As contemplated by Section 2(c) of the CIC Severance Plan, Executive may elect to receive reasonable outplacement services for up to one (1) year following the Separation Date. Such outplacement services are contingent upon Executive’s timely notification to Cheryl Vierreger, Human Resources Compliance Manager, no later than April 30, 2016 of Executive’s election to receive such services. All outplacement services shall cease and the Company shall have no further obligation to provide such services to Executive immediately upon Executive’s acceptance of subsequent employment.
F.Equity Treatment.
1.The Company shall, subject to Sections III.M (Limitation of Certain Payments) and V.N (Section 409A) below, within fifteen (15) days of the Release Date, issue to Executive 3,009 shares of common stock (including any dividend equivalents accrued thereon) payable to Executive with respect to unvested restricted stock units (“RSUs”) granted to Executive on March 7, 2014. On the Separation Date, 19,653 unvested RSUs granted on March 18, 2015 shall automatically forfeit and be cancelled (without payment). For the avoidance of doubt, the number of RSUs in this Section III.F.1 is net of RSUs transferred to Executive’s former spouse pursuant to the terms of a Domestic Relations Order (the “DRO”) and of any RSUs that vest through the Transition Period.
2.The Company shall, subject to Sections III.M (Limitation of Certain Payments) and V.N (Section 409A) below, within fifteen (15) days of the Release Date, issue to Executive 15,325 shares of common stock (including any dividend equivalents accrued thereon) payable to Executive with respect to the Performance Share Units (“PSUs”) granted to Executive on March 17, 2014 (which number of shares represents the target PSUs for such grant). All of Executive’s PSUs granted on March 17, 2015 shall automatically forfeit and be cancelled (without payment) on the Separation Date. For the avoidance of doubt, the number of PSUs in this Section III.F.2 is net of PSUs transferred to Executive’s former spouse pursuant to the terms of the DRO and of any PSUs that vest through the Transition Period.
3.The Company shall, subject to Sections III.M (Limitation of Certain Payments) and V.N (Section 409A) below, within fifteen (15) days of the Release Date, issue to

Executive 47,685 shares of common stock payable to Executive with respect to the performance retention award (“PRAs”) granted to Executive on March 26, 2015. For the avoidance of doubt, no dividend equivalents have accrued in respect of any of the PRAs and Executive’s remaining unvested PRAs shall automatically forfeit and be cancelled (without payment) on the Separation Date.
4.Any unexercised vested stock option held by Executive as of the Separation Date shall remain exercisable until the one (1) year anniversary of the Separation Date or, if earlier, the date on which such stock option expires in accordance with its terms.
G.Expense Reimbursement. As contemplated in Section 2(d) of the CIC Severance Plan, the Company shall pay to Executive any unpaid reimbursable business expenses incurred by Executive prior to the date of this Agreement.
H.No Duplication of Benefits, etc. For the avoidance of doubt and notwithstanding anything to the contrary, (i) the foregoing provisions of this Section III are not intended to result in any duplication of any payments or benefits to Executive, (ii) under no circumstances shall the Company be required to make or provide duplicate or corresponding payments or benefits to Executive under this Agreement, the CIC Severance Plan, the Pre-CIC Severance Plan or any compensation or benefits plans, policies, programs, agreements or arrangements of the Company and (iii) Executive shall not be eligible to receive any incentive compensation or bonus payment for the 2016 fiscal year (including any prorated bonus) and any opportunity that Executive has to receive any incentive compensation or bonus payment shall cease immediately as of the Effective Date.
I.Full Satisfaction. Executive hereby acknowledges and agrees, except as otherwise expressly set forth in the foregoing provisions of this Section III, that Executive is not entitled to any compensation or benefits from the Company (including without limitation any salary, incentive compensation, bonus payments, severance, retirement, or equity-based compensation or benefits) whether under the CIC Severance Plan, the Pre-CIC Severance Plan, any incentive plan or policy or other plan, program or arrangement and, as of and after the Separation Date.
J.Release. On the Separation Date, Executive shall execute and deliver to the Company a release of claims, dated as of the Separation Date, in the form attached to this Agreement as Exhibit A (the “Release”). Executive hereby acknowledges and agrees that the payments and benefits described in the foregoing provisions of this Section III are contingent on Executive’s entering into the Release and not revoking (or attempting to revoke) such Release during the applicable seven-day revocation period set forth therein. If Executive revokes (or attempts to revoke) the Release during the period described in the immediately preceding sentence, this Agreement shall be void as of and following the date hereof and of no further effect. For the avoidance of doubt, if this Agreement becomes void in accordance with the preceding sentence, Executive’s employment and any positions or titles that he holds with the Company shall nonetheless terminate as of the Separation Date or the Effective Date, as applicable, and Executive shall continue to be legally bound by the Restrictive Covenants.

K.Indemnification Rights. Nothing in this Agreement shall terminate or impair any indemnification rights of Executive under the Certificate of Incorporation or Bylaws of the Company, each as in effect on the date of this Agreement.
L.Section 16 Matters. On the Effective Date, Executive shall cease being a Section 16 officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”). Executive acknowledges, however, that he will continue to have obligations under Section 16 following the Effective Date as a result of his previous status as a Section 16 officer. The Company agrees to provide Executive with reasonable assistance in complying with his reporting requirements under Section 16 for a period of six months following the Effective Date.
M.Limitation of Certain Payments. Payment of the consideration, compensation or benefits payable hereunder and pursuant to the terms of the CIC Severance Plan may be reduced to the extent necessary if any portion of such consideration, compensation or benefits constitute “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended. Any such reduction to the consideration, compensation or benefits shall be determined in accordance with Section 5 of the CIC Severance Plan, which is incorporated into this Agreement as if fully set forth herein.

IV.	Restrictive Covenants & Continuing Obligations.
A.Restrictive Covenants. The respective rights and obligations of Executive under the Restrictive Covenants shall survive the termination of Executive’s employment and shall be deemed incorporated into this Agreement as if fully set forth herein.
B.Non-Disparagement. Executive agrees to not at any time, whether in private or in public, whether orally or in writing, directly or indirectly, make, publish, ratify, or authorize, or aid, assist, encourage, or direct any other person or entity in making or publishing, any statements that in any way (i) defames, criticizes, maligns, reflects negatively on, disparages, or impugns the character, integrity, or ethics of any Protected Party (defined below), (ii) damages the image or reputation of any Protected Party; or (iii) places any Protected Party in a negative light, in any manner whatsoever. For purposes of this Agreement, the term “Protected Party” shall refer to each of the Company, its Affiliates and their respective officers, directors, employees, advisees, investors, representatives, and agents. The Company agrees to, promptly after the Effective Date, instruct its directors and its senior management team not to make any written or oral statements to any person or entity or to the press which may reasonably be expected to (x) defame, criticize, malign, reflect negatively on, or disparage Executive, or impugn Executive’s character, integrity, or ethics, (y) damage Executive’s image or reputation, or (z) place Executive in a negative light, in any manner whatsoever.
C.Security Clearance. In the course of Executive’s employment with the Company and its Affiliates, Executive acknowledges and agrees that he may have come into possession of or exposure to matters as a result of Executive’s security clearance. In addition to the non-disclosure of Confidential Information set forth in the Restrictive Covenants, Executive agrees to not discuss or reveal any disclosure made to Executive as a result of such security clearance, including work product, company plans and other matters, except to the extent Executive is required to disclose such information pursuant to a proceeding instituted by an appropriate governmental agency or at the request of an authorized agent of the Company, subject in each case to the terms of Executive’s security clearance. Executive acknowledges that, following the Effective Date, Executive shall no longer hold security clearance obtained pursuant to Executive’s employment with the Company.
D.Further Cooperation. Executive agrees to cooperate with the Company, without any compensation other than as set forth in this Agreement, in connection with (i) the transition of Executive’s knowledge to other Company personnel, as may be reasonably requested by the Company from time to time, including by promptly providing information in Executive’s possession to the Company upon request, and (ii) any investigation or review by any federal, state, foreign, or local regulatory or other authority, and in the defence or prosecution of any demand, claim, or action, that is now in existence or may be brought in the future against or on behalf of the Company or any of its Affiliates relating to events, occurrences, or omissions that may have occurred (or failed to have occurred) while Executive was employed by the Company. Your cooperation in connection with any such investigation, demand, claim, or action shall include, but not be limited to, being available to (i) meet with the Company and its counsel in connection with discovery or pre-trial issues and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) on behalf of the Company, all without the requirement of being subpoenaed. The Company shall try to schedule Executive’s cooperation pursuant to this Section IV.D so as not to unduly interfere with Executive’s other personal or professional pursuits.

V.	Miscellaneous
A.Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth in this Agreement except as otherwise expressly provided herein or unless the context otherwise requires. For purposes of this Agreement:
1.“Affiliates” means all Persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.
2.“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
B.Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.
C.Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state or local taxes that are required to be withheld pursuant to any applicable laws and regulations.
D.Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

E.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.
F.Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of the Company. The Company specifically denies that either the Company itself or any of its officers, employees, directors or Affiliates has any liability to, or that any of them has done any wrongful or discriminatory acts against, Executive or any other Person.
G.Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties, stock, or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.
H.Conflict with Other Agreements. In the event of any conflict between the provisions of this Agreement and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement (including, without limitation, the CIC Severance Plan), the provisions of this Agreement shall govern and control.
I.Severability. If any portion or provision of this Agreement shall to any extent be declared invalid, illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.
J.Notices. Any notice provided for in this Agreement shall be in writing and shall be effective when either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
To Executive’s most recent address set forth in the Company’s personnel records.

Notices to the Company:
Engility Holdings, Inc.
3750 Centerview Drive
Chantilly, VA 20151
Attention:    Board of Directors
General Counsel
With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Fax: (212) 492-0107
Attn: Robert Fleder
K.Survival. Except as modified or otherwise expressly provided in this Agreement, the administration provisions of the CIC Severance Plan will continue to apply in accordance with their terms.
L.Choice of Law; Dispute Resolutions. All issues concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with Section 7 (Dispute Resolution) and Section 8 (Applicable Law) of the CIC Severance Plan.
M.Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, THE CIC SEVERANCE PLAN OR THE MATTERS CONTEMPLATED HEREBY.
N.Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A and this Agreement shall be interpreted to either exempt payments therefrom or to be compliant therewith. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. Each payment shall constitute a separate payment for purposes of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A and shall only be paid on a “separation from service” within the meaning of Section 409A. To the extent that any reimbursements under this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable consistent with Company practice following Executive’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements under this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year. In addition, any reimbursements for COBRA coverage premiums described in this Agreement shall be paid to Executive as promptly as practicable, and in all events on or before the last day of the third taxable year following the taxable year of the Company in which the Termination Date occurred. For the avoidance of doubt, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
O.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.
P.Interpretation. No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date hereof.

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiller
Thomas O. Miiller
SVP, General Counsel and Corporate Secretary

/s/ Anthony Smeraglinolo
Anthony Smeraglinolo

[Signature Page to Anthony Smeraglinolo Separation Agreement]

EXHIBIT A
GENERAL RELEASE
I, Anthony Smeraglinolo, in consideration of the covenants and agreements of Engility Holdings. Inc., a Delaware corporation (together with its affiliates, the “Company”), set forth in the Separation Agreement and Release, dated as of February 29, 2016 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors, agents and assigns of the Company and its direct or indirect owners and Affiliates, as defined in the Agreement, (collectively, the “Released Parties”) to the extent provided below.
1.I understand that certain of the payments or benefits paid, granted or provided to me under Section III of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section III of the Agreement unless I execute this General Release and do not revoke (or attempt to revoke) this General Release within the time period permitted hereafter or breach this General Release.
2.Except as provided in paragraph 5 below, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, any applicable Executive Order Programs; the Fair Labor Standards Act; or the state or local counterparts of any of the foregoing; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.I agree not to make (directly or indirectly) any statement, in any form (including, without limitation, statements made via the internet), that defames, disparages or ridicules the reputation, business practices, services, policies or actions of the Company or any other Released Party or any of their respective employees, directors or officers. I acknowledge and agree that the foregoing prohibition extends to statements, written or verbal, made to anyone, including the news media, investors, industry analysts, competitors, vendors and employees. However, I understand that the foregoing prohibition does not apply to statutorily privileged statements made by me to governmental or law enforcement agencies or to the extent required by law.
4.I promise never to file a lawsuit of any kind with any court or arbitrator against the Company or any other Released Party, asserting any claim, demand, cause of action or other matter covered by paragraph 2 above. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.
5.I agree that this General Release does not waive or release any rights or claims that I may have in respect of Claims which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 hereof as of the execution of this General Release.
7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.
9.I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
10.Any non-disclosure provision in this General Release or the Agreement does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release, the Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.
11.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company of any of its obligations under the Agreement or any rights which I may have as a shareholder of the Company.
12.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;
2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT, AND ANY CHANGES MADE SINCE SUCH DATE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
6.ANY CHANGES TO THE AGREEMENT SINCE THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;
7.I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
8.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
9.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: _____________,______	________________________________
Anthony Smeraglinolo

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